UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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CONTRAFECT CORPORATION

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CONTRAFECT CORPORATION

28 WELLS AVENUE, THIRD FLOOR

YONKERS, NEW YORK 10701

ContraFect Announces Adjournment of Special Meeting of Stockholders

with Respect to Reverse Stock Split Proposal

ContraFect Corporation (the “Company”) announced that today it convened its Special Meeting of Stockholders (“Special Meeting”) as scheduled for January 31, 2023 and considered all items of business with the exception of Proposal 1, the proposed amendments to its certificate of incorporation to effect a reverse stock split as set forth in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on January 3, 2023 (the “Reverse Stock Split Proposal”). At the Special Meeting, stockholders approved an adjournment of the Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the Reverse Stock Split Proposal or another proposal pertaining to the issuance of the Company’s common stock under Nasdaq Listing Rule 5635(d).

Consequently, the Special Meeting was adjourned with respect to the Reverse Stock Split Proposal. The Special Meeting will be reconvened on February 10, 2023 at 9:00 am ET (the “Reconvened Special Meeting”). The sole matter of business before the Reconvened Special Meeting will be the Reverse Stock Split Proposal. The Company believes that allowing additional time for stockholders to vote is in the interest of stockholders.

The Company will continue to solicit proxies from stockholders with respect to the Reverse Stock Split Proposal, and electronic voting platforms are expected to remain open. The Board recommends that stockholders vote “FOR” the Reverse Stock Split Proposal. The Record Date for determining stockholders eligible to vote on the Reverse Stock Split Proposal remains December 22, 2022.

The Company encourages any eligible stockholder that has not yet voted their shares or provided voting instructions to their broker or other record holders on the Reverse Stock Split Proposal to do so promptly. If a stockholder has previously submitted its proxy and does not wish to change its vote with respect to the Reverse Stock Split Proposal, no further action is required. Stockholders who need help voting their shares may call the Company’s proxy solicitor, Georgeson LLC at (866) 729-6811.

The Company expects to file the voting results regarding the other proposals considered at the Special Meeting on a Form 8-K with the Securities and Exchange Commission within four business days of January 31, 2023.

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